Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-72445, effective February 16, 1999, File No. 333-128157, effective September 7, 2005 and File No. 333-151609, effective June 12, 2008) pertaining to the Associate Stock Ownership Plan of Jo-Ann Stores, Inc. of our report dated March 5, 2010, with respect to the financial statements of the Jo-Ann Stores, Inc. Associate Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Cleveland, Ohio
March 5, 2010